Exhibit 10.6

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (this “Agreement”) is made and entered into as of January 1, 2007 (“Effective Date”), by and between United Labor Bank, fsb, with its main office located in Oakland, California (the “Bank”), and Malcolm F. Hotchkiss (the “Executive”).

A. The bank desires to insure itself of the continuing services of the Executive as its President, Chief Executive Officer and a director by providing certain benefits to the Executive should a change of control of the Bank occur, and the Executive concurs in such an arrangement.

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

Section 1. Termination of Employment Following a Change of Control. Following a Change in Control (as defined in Section 3 below) while employed by the Bank, the Executive shall be entitled to the benefits provided herein upon the termination of his employment with the Bank (or its parent or subsidiaries) within the two year period after the Change in Control which occurs during the term of this Agreement, provided that such termination is (a) other than for Cause or (b) by the Executive of Good Reason (as defined in Section 7 below). The Executive shall not be entitled to the benefits of this Agreement if the Executive’s employment terminates pursuant to normal retirement, by reason of death or total and permanent disability or pursuant to Section 8b hereof. For the purposes of this Agreement, “total and permanent disability” means a condition which prevents the Executive form performing to a significant degree the essential duties of his position and is expected to be of long-term duration or result in death. A determination of total and permanent disability must be based on competent medical evidence.

Section 2. Severance Payment Upon Termination of Employment. If the Executive’s employment with the Bank (or its parent or subsidiaries) is terminated during the term of this Agreement as described in Section 1 above, the Executive shall be immediately entitled to be paid, in cash in a lump sum, an amount equal to twice the Executive’s then annual salary (as determined by the previous year’s W-2 statement), plus the total cost of COBRA coverage for the Executive for 18 months.

Section 3. Change in Control. For purposes of this Agreement, “Change in Control” of the Bank shall be deemed to have occurred upon the happening of any of the following events:

a. Merger or Consolidation. If the shareholders of the Bank approve a merger or consolidation of the Bank with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, at least 25% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Bank (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Bank’s then outstanding securities; or

b. Liquidation of Sale. If the shareholders of the Bank approve a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of the Bank’s assets; or

c. Acquisition of 25% of Outstanding Securities. If any “person” (as defined in Section 3 (a) (9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such term is modified in Sections 13 (d) and 14 (d) of the Exchange Act, excluding the Bank or any of its subsidiaries, a trustee or any fiduciary holding, securities under an employee benefit plan of the Bank or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Bank in substantially the same proportions as their ownership of the Bank, is or becomes the “beneficial owner” (as defined in Rule 13 (d) under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank’s then outstanding securities.

d. Other Transactions. Any other transaction which, although different in form, accomplishes the same result as described I Sections 3a, 3b or 3c hereof.

Section 4. Term of Agreement. This Agreement shall have a term of three years, commencing as of the Effective Date.

Section 5. Effect on Employment Rights. Although this Agreement is not part of any other employment agreement, it should be read in conjunction with the Employment Agreement of even date between the parties. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a “potential change in control” of the Bank, the Executive will remain in the employ of the Bank during the pendency of any such potential change in control. For the purposes of this Agreement, a “potential change in control” shall be deemed to have occurred if (a) the Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Bank) publicly announces an intention to take or consider taking action which if consummated would constitute a Change in Control; or (c) the Board of Directors of the Bank adopts a resolution to the effect that a potential change in control of the Bank has occurred.

Section 6. Termination for Cause. Termination of the Executive’s employment for “Cause” shall mean the occurrence of any of the following events: (a) the Executive fails to perform or habitually neglects the duties which he is required to perform by the Board of Directors and/or in accordance with the Bank’s then existing policies; (b) the Executive engages in illegal activities which materially adversely affect the Bank’s reputation in the community or which evidence the Executive’s lack of fitness or ability to perform his duties as determined by the Board of Directors in good faith; or (c) the Executive commits any act which would cause termination of coverage under the Bank’s Banker’s Blanket Bond as to the Executive (as distinguished from termination of coverage as to the Bank as a whole).

Section 7. Good Reason. After a Change in Control, the Executive may terminate employment with the Bank at any time during the term of this Agreement if the Executive has made a good faith reasonable determination that Good Reason exists for such termination.

a. Definition. For the purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of the Executive:

(i) Any material change by the Bank in the Executive’s functions, duties or responsibilities that would cause the Executive’s position with the Bank or the Bank’s successor, to become of less dignity, responsibility, importance or scope form the position and attributes that applied to the Executive immediately prior the Change of Control;

(ii) Any significant reduction in the Executive’s base salary or incentive compensation;

(iii) Any material failure by the Bank, or the Bank’s successor, to comply with any of the provisions of this Agreement (or of the Employment Agreement between the parties);

(iv) The Bank’s, or the Bank’s successor, requiring the Executive to be based at any office or location more than forty miles from the office at which the Executive is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Executive’s responsibilities and commensurate with the amount of travel required to the Executive prior to the Change in Control; or

(v) Any failure by the Bank to obtain the express assumption of this enforcement by any successor or assign of the Bank, and upon such assumption all references to the “Bank” herein shall include such successor or assign.

b. Remedy by the Bank. If the Executive gives the Bank a notice of termination based upon Good Reason, the Bank shall have ten days after receipt of such notice to remedy the facts and circumstances which provided Good Reason. The Executive shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to the Bank. If the Executive determines that adequate remedy has not occurred, then the initial notice of termination shall remain in effect.

c. Determination by the Executive Presumed Correct. Any determination by the Executive pursuant to this Section 7 that Good Reason exists for the Executive’s termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by clear and convincing evidence that it was not a good faith reasonable determination.

d. Severance Payment Made Notwithstanding Dispute. Notwithstanding any dispute concerning whether Good Reason exists for termination of employment or whether adequate remedy has occurred, the Bank shall immediately pay to the Executive any amounts otherwise due under this Agreement. The Executive may be required to repay such amounts, without interest, to the Bank if any such dispute is finally determined adversely to the Executive.

e. Preemptive Termination. Notwithstanding anything herein to the contrary, should the Executive be terminated without cause within six months prior to a “potential change of control”, as defined in Section 5 hereof, he shall be entitled to receive the severance payment described in Section 2 hereof.

Section 8. Regulatory Provisions.

a. Parachute Payment. Notwithstanding any other provision of this Agreement, if any payment to be made or benefit to be provided to the Executive pursuant to this Agreement, after taking into account all other payments or benefits provided by the Bank to the Executive, would constitute a “parachute payment” as defined in Section 280G of the Internal. Revenue Service Code, then the cash payments to be made to the Executive under this Agreement shall be reduced so that the aggregate present value of all parachute payments does not exceed 299% of the Executive’s “annualized includible compensation for the base period” (as such term is defined in Section 280G (d) (1) of the Code). The determination of any reduction in the payments to be made to the Executive shall be made by the Bank.

b. OTS Termination Provision. The provisions of subsection (b) of Section 563.39 of the OTS Regulations in effect on the Effective Date are hereby incorporated into and made a part of this Agreement.

c. FDIC Golden Parachute Payment Limitations. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. S1818 (k), and any regulations promulgated thereunder.

Section 9. Notice of Termination. Any termination of the Executive’s employment hereunder shall be communicated by written notice to the other party hereto which shall indicate the specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated as well as the date of such termination (which shall be no earlier than ten days after such notice is received by the other party). Any purported termination of the Executive’s employment by the Bank which is not effected pursuant to such a written notice satisfying the requirements of this Agreement shall not be effective. In the case of a termination for Cause, the written notice shall also satisfy the requirements set forth in Section 6 above.

Section 10. Successor to the Bank. The Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially, all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to the Executive expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if not such succession or assignment had taken place. As used in this Agreement, the “Bank” shall mean the Bank as defined above and successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section which otherwise becomes bound all the terms and conditions of this Agreement by operation of law.

Section 11. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided however that Executive may not assign any interest in this Agreement without the prior written consent of the Bank.

Section 12. Notices. All notices or other communications hereunder shall be in writing and shall be given or made by telecopy, electronic mail, certified or registered mail (return receipt requested) or delivered personally or by a nationally recognized overnight courier service to the Executive at his last residence address as shown in the records of the Bank and to the Bank addressed to its Chairman of the Board at its principal office.

Section 13. Amendments. This agreement may not be amended or modified except by a written agreement signed by the Executive and the Bank. This Agreement and any amendment hereof may be executed in counterparts.

Section 14. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

Section 15. No Transfer by Executive. The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall the Executive’s rights be subject to encumbrance or subject to claims of the Bank’s creditors. Nothing in this Agreement shall prevent the consolidation of the Bank with, or its merger into, any other corporation, or the sale by the Bank of all or substantial all of its properties or assets. This Agreement shall inure to the benefit of, and be binding upon and be enforceable by any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Bank.

Section 16. Entire Agreement. This Agreement, and the Employment Agreement of even date between the Bank and the Executive, contains the entire agreement of the parties with respect to the employment of the Executive by the Bank. In the event of a conflict between this Agreement.

Section 17. Partial Invalidity. If for any reason any provision of this Agreement shall be determined to be inoperative or invalid, the validity and effect of the other provisions hereof shall not be affected thereby.

Section 18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

United Labor Bank, fsb

/s/ William Smith
By:	William Smith
Chairman of the Board

/s/ Malcolm F. Hotchkiss
Malcolm F. Hotchkiss

Lneves/executive agreements

AMENDMENT TO EXECUTIVE TRANSITION AGREEMENT

This Amendment to Executive Transition Agreement is made and entered into as of January 1, 2010 (“Effective Date”) by and between United Labor Bank, fsb. (the “Bank”) and Malcolm F. Hotchkiss (the “Executive”), with reference to the following:

The Bank desires to continue the Executive Transition Agreement dated January 1, 2006 (the “Agreement”) between the parties and Executive also desires to continue the Agreement.

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties amend Section 4 of the Agreement as follows:

4.	Term of Agreement. This Agreement shall have a term (the “Term”) commencing as of the Effective Date and continuing through and until January 1, 2013.

All other terms and conditions of the original Agreement shall remain in full force and effect.

IN WITNESS WEREOF, the parties have executed this Amendment to Executive Transition Agreement effective as of the day and year first written above.

United Labor Bank, fsb

/s/ Terry J. Street
By: Terry J. Street
Chairman of the Board

/s/ Malcolm F. Hotchkiss
Malcolm F. Hotchkiss

100 Hegenberger Road, Suite 220, Oakland, California 94621 • 800.734.6888 • Fax 510.567.6965